Exhibit 99.1

World Fuel Services Corporation to Acquire Assets of Lakeside Oil Company

Will Further Expand Presence in Ground-Based Fuel Market

MIAMI--(BUSINESS WIRE)--April 7, 2010--World Fuel Services Corporation (NYSE:INT) announced today that its wholly-owned subsidiary, World Fuel Services, Inc., has signed a definitive agreement to acquire select assets of Lakeside Oil Company, Inc. (“Lakeside”), including the assets comprising Lakeside’s wholesale motor fuel distribution business. The purchase will be funded from the company’s cash on hand.

Lakeside, based in Milwaukee, Wisconsin, with 2009 volume of approximately 350 million gallons, is a branded distributor for BP Products North America, Inc., ExxonMobil Corporation, CITGO Petroleum Corporation and a licensee for Clark Brands, LLC. Lakeside distributes gasoline and diesel fuel under long-term contracts to more than 250 retail operators in Wisconsin and Minnesota and is also a supplier to industrial, commercial and government customers.

“We look forward to welcoming the Lakeside team to World Fuel,” stated Michael J. Kasbar, president and chief operating officer of World Fuel Services Corporation. “Lakeside will further expand our presence in the branded wholesale market and increase our global land volume to approximately 1 billion gallons.”

“We are extremely pleased to be joining a company with the reputation and capabilities of World Fuel. This transaction will allow us to utilize our market knowledge and further grow the business,” stated Bill Elliott, president of Lakeside Oil Company, Inc.

The transaction, which is expected to be $0.06 to $0.08 accretive to earnings in the first twelve months, is subject to customary closing conditions and is expected to be completed within the next ninety days.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a global leader in the marketing and sale of marine, aviation and land fuel products, as well as related services. World Fuel Services sells fuel and delivers services to its clients at more than 6,000 locations in 200 countries, including airports, seaports, tanker truck loading terminals and other customer storage locations. With 44 strategically located global offices, World Fuel Services offers its clients a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call 305-428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, Executive Vice President &
Chief Financial Officer
or
Francis X. Shea, Executive Vice President &
Chief Risk and Administrative Officer, 305-428-8000